Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-262925

Supplement dated February 15, 2024

To Prospectus Supplement dated February 23, 2022

(To Prospectus dated February 23, 2022)

Hecla Mining Company

Up to 60,000,000 Shares of Common Stock

This supplement amends and supplements that certain prospectus supplement, dated February 23, 2022 (the “Prospectus Supplement”), relating to the issuance and sale from time to time of up to 60,000,000 shares of common stock (“common stock”) of Hecla Mining Company through or to the sales agents named therein. Sales of our common stock, if any, pursuant to this supplement, the Prospectus Supplement and the accompanying prospectus, dated February 23, 2022 (the “accompanying prospectus”), will be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended. This supplement should be read in conjunction with the Prospectus Supplement and the accompanying prospectus. Except as set forth herein, the Prospectus Supplement remains unchanged.

This supplement is being filed to reflect that, on February 15, 2024, we amended our equity distribution agreement, dated February 18, 2021 (the “Equity Distribution Agreement” and, as so amended, the “Amended Equity Distribution Agreement”), with BMO Capital Markets Corp., Scotia Capital (USA) Inc., BofA Securities, Inc., B. Riley Securities, Inc., Canaccord Genuity LLC, Cantor Fitzgerald & Co Inc., CIBC World Markets Corp., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, H.C. Wainwright & Co., LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Roth Capital Partners, LLC (each, an “agent” and collectively, the “agents”), in order to (i) add UBS Securities LLC as an agent and (ii) remove Credit Suisse Securities (USA) LLC as an agent. Accordingly, each reference to the terms “sales agent” and “sales agents” in the Prospectus Supplement is hereby amended to (i) include UBS Securities LLC and (ii) exclude Credit Suisse Securities (USA) LLC, and each reference to “equity distribution agreement” in the Prospectus Supplement is hereby amended to refer to the Amended Equity Distribution Agreement.

As of the date of this supplement, we have sold 14,505,397 shares of our common stock under the Equity Distribution Agreement and the Prospectus Supplement and the accompanying prospectus for gross proceeds of approximately $74.0 million, net of commissions and fees of approximately $1.2 million, leaving 45,494,603 shares of our common stock available for issuance and sale from time to time under the Amended Equity Distribution Agreement and this supplement, the Prospectus Supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HL.” On February 14, 2024, the last reported sale price of our common stock on the NYSE was $3.44 per share. Sales of common stock under this supplement, the Prospectus Supplement and the accompanying prospectus, if any, will be made by means of ordinary brokers’ transactions through the facilities of the NYSE at market prices, in block transactions, or as otherwise agreed between us and any sales agent.

Investing in our common stock involves risks. See “Risk Factors” on page S-3 of the Prospectus Supplement, page 7 of the accompanying prospectus and in the documents incorporated by reference in this supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this supplement, the Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BMO Capital Markets

Scotiabank

BofA Securities	B. Riley Securities	Canaccord Genuity	Cantor
CIBC Capital Markets	Goldman Sachs & Co. LLC	H.C. Wainwright & Co.	J.P. Morgan
RBC Capital Markets	Roth Capital Partners		UBS Investment Bank

The date of this supplement is February 15, 2024.

In addition to the amendments to the Prospectus Supplement set forth on the cover page to this supplement, the Prospectus Supplement is hereby amended as follows:

The list of sales agents of the front cover of the Prospectus Supplement is hereby amended and restated in its entirety as follows:

BMO Capital Markets
Scotiabank

BofA Securities	B. Riley Securities	Canaccord Genuity	Cantor
CIBC Capital Markets	Goldman Sachs & Co. LLC	H.C. Wainwright & Co.	J.P. Morgan
RBC Capital Markets	Roth Capital Partners		UBS Investment Bank

Each reference to “Plan of Distribution (Conflicts of Interest)” section in the Prospectus Supplement is hereby amended to refer to the “Plan of Distribution” section.

The first paragraph of the “Plan of Distribution” section of the Prospectus Supplement is hereby amended and restated in its entirety as follows:

We are party to an equity distribution agreement, dated February 18, 2021 (the “original equity distribution agreement”), with BMO Capital Markets Corp., Scotia Capital (USA) Inc., BofA Securities, Inc., B. Riley Securities, Inc., Canaccord Genuity LLC, Cantor Fitzgerald & Co Inc., CIBC World Markets Corp., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, H.C. Wainwright & Co., LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Roth Capital Partners, LLC, as sales agents thereunder. On February 15, 2024, we entered into an amendment to the original equity distribution agreement (the “amendment” and, the original equity distribution agreement, as amended by the amendment, the “equity distribution agreement”), to add UBS Securities LLC as a sales agent under the original equity distribution agreement and to remove Credit Suisse Securities (USA) LLC as a sales agent under the original equity distribution agreement. The original equity distribution agreement has been filed as an exhibit to a Current Report on Form 8-K that we filed with the SEC, and the Amendment will be filed as an exhibit to a report that we file with the SEC/has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Under the equity distribution agreement, we may offer and sell up to 60,000,000 shares of common stock from time to time through the sales agents. As of February 14, 2024, we have sold 14,505,397 shares of common stock under the original equity distribution agreement for gross proceeds of approximately $74.0 million, net of commissions and fees of approximately $1.2 million, leaving 45,494,603 shares of common stock available for offer and sale from time to time through the sales agents under the equity distribution agreement.

Under the terms of the equity distribution agreement, the sales of common stock made thereunder will be made by means of ordinary brokers’ transactions on the NYSE at market prices, or as otherwise agreed upon by any sales agent and us. No sales agents will engage in any transactions that stabilize the price of our common stock.

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